SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Senetek PLC

(Name of Registrant as Specified In Its Charter)

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NOTICE OF ANNUAL GENERAL MEETING

SENETEK PLC

(the “Company”)

NOTICE IS HEREBY GIVEN that the Annual General Meeting of Shareholders of the Company will be held on December 10, 2004 at the Napa Valley Marriott Hotel, 3425 Solano Avenue, Napa, California at 10:00 a.m. Pacific Standard Time, for the purpose of considering and, if thought fit, passing the following resolutions:

1.	To re-elect Uwe Thieme as a Director;

2.	To re-elect Andreas Tobler as a Director;

3.	To receive the Company’s annual accounts for the financial year ended December 31, 2003 together with the last directors’ report and auditors’ report on those accounts, and to approve the last directors’ remuneration report;

4.	To appoint BDO Seidman, LLP and BDO Stoy Hayward as the Company’s independent auditors for the financial year ending December 31, 2004 at a remuneration to be determined by the directors; and

to transact such other business as may properly come before the Annual General Meeting and any adjournments and postponements thereof.

NOTICE OF EXTRAORDINARY GENERAL MEETING

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Shareholders of the Company will be held on December 10, 2004 at the Napa Valley Marriott Hotel, 3425 Solano Avenue, Napa, California at 11:00 a.m. Pacific Standard Time (or at such later time thereafter as the Annual General Meeting shall have been concluded) in order to receive and consider the Company’s report of steps taken to address the circumstance of the Company’s net assets being half or less of called-up share capital.

By Order of the Board of Directors

STEWART SLADE

Stewart Slade

Secretary

The Company’s principal executive offices are located at 620 Airpark Road, Napa, California 94558 and the telephone number at that address is (707) 226-3900. The registered office of Senetek PLC is at 3 Howard Road, Eaton Socon, St. Neots, Cambridgeshire, PE19 3ET, England. A copy of the Company’s Annual Report and Form 10-K for the year ended December 31, 2003, which contains audited consolidated financial statements and other information, accompanies this Notice and the enclosed Proxy Statement.

A holder of Ordinary shares of the Company entitled to attend and vote at the meeting may appoint a proxy to attend and, on a poll, to vote in his or her stead. A proxy need not be a holder of Ordinary shares.

November 12, 2004

SENETEK PLC

3 Howard Road, Eaton Socon

St. Neots, Cambridgeshire, PE19 3ET

United Kingdom

Tel: 44-1480-474-764 Fax: 44-1480-474-765

Proxy Statement

Annual General Meeting of Shareholders

Extraordinary General Meeting of Shareholders

This Proxy Statement is furnished to the shareholders of Senetek PLC, a public limited company registered in England (“Senetek” or the “Company”), in connection with the solicitation by the board of directors of the Company (the “Board of Directors” or the “Board”) of proxies to be voted at the Annual General Meeting of Shareholders and at any and all adjournments or postponements of such meeting, to be held at the Napa Valley Marriott Hotel, 3425 Solano Avenue, Napa, California on December 10, 2004 at 10:00 a.m. Pacific Standard Time for the purpose of considering and, if thought fit, passing the resolutions specified in the Notice of Annual General Meeting (the “Annual Meeting”). This Proxy Statement also relates to the Extraordinary General Meeting to be held at the same location on December 10, 2004 at 11:00 a.m. Pacific Standard Time or such later time thereafter as the Annual General Meeting shall have concluded. The sole purpose of the Extraordinary General Meeting is to receive and consider the Company’s report of steps taken to address the circumstance of the Company’s net assets being half or less of called-up share capital.

The Company anticipates mailing this Proxy Statement and related forms of proxy to its shareholders on or about November 16, 2004.

Record Date and Voting

At the close of business on October 29, 2004 (the “record date”), the Company had outstanding 60,661,698 Ordinary shares, nominal value 5p (the “Ordinary shares”), of which 60,296,947 were held in the name of The Bank of New York as depositary (the “Depositary”), which issues Company-sponsored American Depositary Receipts (“ADRs”) evidencing American Depositary Shares which, in turn, each represent one Ordinary share.

Each registered holder of Ordinary shares present in person at the Annual Meeting is entitled to one vote on a show of hands. Each registered holder of Ordinary shares present in person or by proxy at the Annual Meeting shall, upon a poll, have one vote for each Ordinary share held by such holder.

Proxy cards from registered holders of Ordinary shares must be received not less than forty-eight hours before the time for holding the Annual Meeting. Proxies duly executed by registered holders of Ordinary shares will be voted in accordance with the instructions given or, if no instruction is given, will be voted in accordance with the recommendations of the Board of Directors described herein on each proposal set forth in the Notice of Annual General Meeting and in the discretion of the proxies on any other proposals properly brought before the Annual Meeting. Delivery of a proxy shall not preclude a holder of Ordinary shares from revoking such proxy by delivery of a later dated proxy or from attending and voting at the Annual Meeting or any adjournment thereof.

ADR holders are not entitled to vote directly at the Annual Meeting; however, a Deposit Agreement exists between The Bank of New York and the holders of ADRs pursuant to which registered holders of ADRs as of the record date are entitled to instruct the Depositary as to the exercise of voting rights pertaining to the Ordinary shares so represented. The Depositary has agreed that it will endeavor, insofar as practicable, to vote (in person or by delivery to the Company of a proxy) the Ordinary shares registered in its name in accordance with the instructions of the ADR holders. In the event that the instruction card is executed but does not indicate by marking a vote “FOR”, “AGAINST” or “ABSTAIN”, the Depositary will vote the Ordinary shares represented by the instruction card in accordance with the recommendations of the Board of Directors described herein on each proposal set forth in the Notice of Annual General Meeting and will give the Company’s proxies authority to vote in their discretion on any other proposals properly brought before the Annual Meeting. Instructions from the ADR holders should be sent to the Depositary so that the instructions are received by no later than the close of business on December 3, 2004. Any holder of ADRs giving instructions to the Depositary has the power to revoke the instructions by delivery of notice to the Depositary at The Bank of New York, 101 Barclay Street, 22nd Floor West, New York, NY 10286 at any time so that the Depositary receives, by no later than the close of business on December 3, 2004, duly executed instructions bearing a later date or time than the date or time of the instructions being revoked.

A minimum of two registered holders of Ordinary shares or their proxy must be present at a Meeting to constitute a quorum for the transaction of business.

The cost of preparing, assembling, and mailing the proxy materials and of reimbursing brokers, nominees and fiduciaries for the out-of-pocket and clerical expenses of transmitting copies of the proxy material to the beneficial owners of shares and ADRs as of the record date will be borne by the Company. The solicitation of proxies will be made by use of the mails and may also be made by telephone, telegraph, or personally, by certain directors, officers and regular employees of the Company who will receive no extra compensation for those services. Although no precise estimate can be given at this time, the Company anticipates that it will spend approximately $65,000 in connection with the preparation of proxy materials and solicitation of proxies (including fees paid to Georgeson Shareholder Communications and Ardour Capital Investments, LLC, described below), approximately 50% of which had been incurred as of the date of this statement.

The Company has retained Georgeson Shareholder Communications, a proxy distribution and solicitation firm, to assist in the distribution and solicitation of proxies for shares and ADRs and to perform other related services, for which Georgeson is to receive a fee estimated at $10,000, together with reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Georgeson will distribute proxy materials to beneficial owners and solicit proxies by a variety of methods, and will request brokerage houses and other custodians, nominees and fiduciaries to forward soliciting materials to the beneficial owners of the Company’s Ordinary shares and ADRs. The Company has also agreed to indemnify Georgeson against certain liabilities and expenses. Approximately 10 employees of Georgeson will be utilized in connection with the solicitation.

The Company has also retained Ardour Capital Investments, LLC, a registered broker/dealer, to assist in the solicitation of proxies for shares and ADRs, and to perform other related services, for which Ardour Capital is to receive a fee estimated at $7,000, together with reimbursement for its reasonable out-of-pocket expenses and for payments made to brokers and other nominees for their expenses in forwarding soliciting material. Ardour will distribute proxy materials to beneficial owners, liaise with Georgeson and the Company, and assist in the solicitation of proxies. Approximately 3 employees of Ardour Capital will be utilized in connection with the solution.

Each of the four proposals described in this proxy statement are ordinary resolutions. Any other resolutions presented at the Annual Meeting would be special resolutions. The approval of an ordinary resolution requires the affirmative vote of a majority of the votes cast at the Annual Meeting. Abstentions and broker non-votes are not counted in the votes cast and will have no effect on any resolution voted on at the Annual Meeting. A broker non-vote is a proxy submitted by a broker in which the broker fails to vote on behalf of a client on a particular matter for lack of instruction when such instruction is required by the New York Stock Exchange.

Shareholder Proposals

The Company will, in future proxy statements, include shareholder proposals complying with the applicable rules of the United States Securities and Exchange Commission (“SEC”) and any applicable English or U.S. state laws. In order for a proposal by a shareholder so complying to be included in the proxy statement relating to the Annual Meeting of members to be held in 2005, that proposal must be received in writing by the Secretary of the Company at the Company’s principal executive office no later than July 19, 2005.

Under the UK Companies Act, in order for a shareholder proposal to be presented at the Annual Meeting, such proposal must have been requisitioned either by shareholders representing 5% of the votes of all members having a right to vote at the Annual Meeting or by at least 100 shareholders. Such proposal must have been signed by all requisitionists and submitted to the registered office of the Company prior to the date of the notice of the Annual Meeting. Notwithstanding these requirements, the Articles of Association of the Company permit a resolution to be proposed for the election of a director if notice in writing is given to the Secretary of the Company not more than 28 days and not less than 7 days before the date of the Annual Meeting, signed by a shareholder and attaching a written notice signed by the candidate expressing his willingness to be elected. In addition, if the Company is not notified prior to October 2, 2005 of a proposal to be brought before the 2005 Annual Meeting by a member, then proxies held by management may provide the discretion to vote against such proposal even though it is not discussed in the proxy statement for such meeting.

PROPOSALS ONE AND TWO

ELECTION OF DIRECTORS

The Company currently has seven directors (the “Directors”).

The Articles of Association of the Company provide that one-third of the Directors (not including Managing Directors, Executive Directors, or those appointed by the Board of Directors since the last Annual General Meeting), or if their number is not three or a multiple of three, then the number nearest to but not exceeding one-third, shall retire by rotation at the dissolution of each Annual General Meeting based on the length of time in office as calculated from each Director’s last election or appointment. Of the current Directors, one is an Executive Director, leaving six Directors subject to this rule, of whom Uwe Thieme and Andreas Tobler have the longest tenure since their last election. Accordingly, Directors Uwe Thieme and Andreas Tobler will retire and are nominated for re-election at the Annual Meeting.

Vote Required

Adoption of Proposals One and Two to re-elect Uwe Thieme and Andreas Tobler, respectively, as Directors, each requires the affirmative vote of a majority of the holders of Ordinary shares voting in person at the Annual Meeting or, if a poll is taken, the holders of a majority of the Ordinary shares cast in person or by proxy at the Annual Meeting, including those Ordinary shares represented by ADRs.

Board of Directors Recommendations

The Board of Directors recommends that the shareholders vote “FOR” the re-election of each of Uwe Thieme and Andreas Tobler to serve as Directors of the Company.

The following table indicates certain information concerning Uwe Thieme, Andreas Tobler and the continuing Directors.

Name	Position with Company	Director Since	Age
Frank James Massino	Chairman of the Board of Directors and Chief Executive Officer	1998	56
Anthony Williams	Vice Chairman of the Board of Directors	2003	58
George Fellows	Director	2003	61
Kevin J. McCarthy	Director	2003	44
Franklin Pass	Director	2002	67
Uwe Thieme	Director	1998	63
Andreas Tobler	Director	1998	54

NOMINEES

Uwe Thieme was appointed a Director in April 1998 and was re-elected by shareholders at the Annual General Meeting in July 1998. He qualified as a Doctor of Medicine at the University of Gottingen in 1968 and became a Board Certified Radiologist in 1975. Currently, he practices as a senior partner in a private radiology practice and is a Board Member of the German Radiology Association (“GRA”) and the German Radiology Science Association (“GRSA”). He is a member of the management advisory committee for the GRSA’s 8.1 billion Deutsche Mark pension fund. Until recently he has held the positions of Deputy Mayor of the City of Goslar and Deputy Governor of the County of Goslar, Germany. Since November 2001 Dr. Thieme has served as the President of the City Council of Goslar, Germany. For information regarding the terms of settlement of certain legal proceedings between Senetek and Dr. Thieme, pursuant to which Dr. Thieme is being nominated for re-election, see “Certain Relationships and Related Transactions” below.

Andreas Tobler was appointed a Director in November 1998 and from October 2002 through May 2004 he served as Chief Operating Officer and Managing Director, Europe, of Senetek. Mr. Tobler is a Principal of Technology Brain Source GmbH, a Swiss-based financial and technology advisory company. He is also Chairman of Online Capital Group, Inc., a US/Swiss-based financial services company. From 2000 to January 2002, Mr. Tobler was Chief Executive Officer of Mediphore-Biotechnologie AG, an Austria-based biotechnology company. From 1998 to 1999, Mr. Tobler was Interim Chief Executive Officer of Sector Communications, Inc., a telecommunications and software company, based in McLean, Virginia. Mr. Tobler has a law degree from the University of Zurich and a Master’s degree from New York University. For information concerning certain agreements between Senetek and Mr. Tobler pursuant to which Mr. Tobler is being nominated for re-election, see “Certain Relationships and Related Transactions” below.

CONTINUING DIRECTORS

Frank Massino became Chief Executive Officer of Senetek in November 1998 and became Chairman of the Board of Directors in 1999. Prior to that, Mr. Massino served as President of Carme Cosmeceutical Sciences, Inc., a wholly-owned subsidiary of Senetek, from 1997 through 1998. Mr. Massino holds a degree in Finance and Chemistry from the University of Illinois and is a graduate of the Marketing Management Program of the Columbia Executive Program at Columbia University and the Management of Managers Program of the Graduate School of Business Administration at the University of Michigan.

George Fellows was appointed a Director in June 2003 and was re-elected by shareholders at the Annual General Meeting in December 2003. Since July 2003, Mr. Fellows has been an advisor to Investcorp, a New York City-based global investment group, providing general management advice with a focus on sales and marketing. From December 1999 through June 2003, Mr. Fellows was engaged in management and marketing consulting, as an independent consultant. From February 1993 through December 1999, Mr. Fellows was, successively, President, Revlon U.S.A., Chief Operating Officer, and President and Chief Executive Officer of Revlon, Inc., a global beauty products manufacturer and marketer. Mr. Fellows is a director of VF Corporation, a company listed on the New York Stock Exchange and has been a director and member of the Executive Committee of the National Association of Chain Drug Stores and of The Cosmetics, Toiletries and Fragrances Association. Mr. Fellows received a B.S. degree with honors from City College of The City of New York, an M.B.A. with honors from Columbia Business School, and graduated from the Harvard Advanced Management Program.

Kevin J. McCarthy was appointed a Director in February 2003 and was re-elected by shareholders at the Annual General Meeting in December 2003. Since 1995, Mr. McCarthy has served as President of Scorpion Holdings Inc., a New York City-based firm involved in private equity investing and investment advisory services, including sourcing, structuring, executing and monitoring portfolio investments. Mr. McCarthy is a certified public accountant and sits on the board of directors of the following private companies: San Francisco Toymakers, Inc., WalkAbout Computers Inc. and Pac Pizza LLC. Mr. McCarthy received a BS in Accounting with high distinction from Babson College.

Franklin Pass was appointed a Director in February 2002 and was re-elected by shareholder at the Annual General Meeting in May 2002. Since March 2001, he has been Vice Chairman of Antares Pharma, Inc. (formerly known as Mediject Corporation), which develops and markets pharmaceutical delivery systems, and is a Managing Director of Cherry Tree Development LLC, a Minnesota-based investment banking group. From 1993 to 2000, Dr. Pass was Chairman and CEO of Mediject Corporation. He has served as Director of the American Academy of Dermatology, Director of Dermatology at the Albert Einstein College of Medicine, and Clinical Professor at the University of Minnesota, Department of Dermatology. He received his medical degree from the University of Minnesota, School of Medicine.

Anthony Williams was appointed a Director in February 2003 and was re-elected by shareholders at the Annual General Meeting in December 2003. Mr. Williams was appointed Vice Chairman of the Board of

Directors in October 2003. Mr. Williams is a partner at Coudert Brothers LLP, a New York City-based international law firm, and previously served as Chairman of the Executive Committee and as Administrative Partner of that firm, responsible for worldwide operations. Mr. Williams has been affiliated with Coudert Brothers LLP since 1973 first as an associate and then as a partner. Mr. Williams sits on the board of directors of the following private entities: RAG American Coal Holdings, Inc., DBT America Inc., Trautman Wasserman & Company Inc., IE Holdings, Ltd., Brook Capital Corporation, Plymouth Holdings Limited, River Ventures, Inc., Fenn Wright & Manson and the German American Chamber of Commerce. Mr. Williams received an A.B. in Government and Economics from Harvard University and a Juris Doctor from New York University School of Law. He is admitted to the Bars of the United States Supreme Court, the State of New York and the State of California.

Board Meetings, Committees and Compensation

The Board of Directors met nine times during 2003. Each Director attended 75% or more of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he served during 2003, with the exception of Dr. Uwe Thieme who attended two (50%) of the Audit Committee meetings. The Board of Directors has met twelve times during 2004 to date. Each Director attended 75% or more of the total number of meetings of the Board of Directors and the committees of the Board of Directors on which he served during 2004 to date except Dr. Uwe Thieme, who attended four (33%) of such meetings of the Board of Directors and none of the meetings of the Audit Committee, and George Fellows who attended eight (67%) of the Board meetings and two (50%) of the Audit Committee meetings.

The Board of Directors has a Compensation Committee, an Audit Committee, a Corporate Governance Committee and a Nominating Committee.

The Compensation Committee currently consists of Dr. Pass (Chairman) and Messrs. Fellows. During 2003, the Compensation Committee consisted initially of Dr. Pass (Chairman). Dr. Thieme and Mr. Wade H. Nichols, a former Director. They were replaced by Messrs. Williams (Chairman), Fellows and McCarthy upon their appointments to the Board of Directors. Dr. Pass replaced Mr. Williams as Chairman in 2004. Mr. McCarthy stood down from the committee in October 2004. The Compensation Committee reviews and fixes the salary and other compensation of the Chief Executive Officer and the other executive officers of the Company, including administering the Company’s share option plans. The Compensation Committee met twice during 2003. All of the current members of the Compensation Committee are “independent” within the meaning of the listing standards of the Nasdaq Stock Market.

The Audit Committee currently consists of Mr. Fellows (Chairman), Dr. Pass and Dr. Thieme. During 2003, the Audit Committee consisted initially of Mr. Tobler (Chairman), Dr. Pass and Dr. Thieme. Upon election to the Board of Messrs. Williams and McCarthy, Mr. Tobler and Dr. Pass were replaced on the Committee by Messrs. Williams and McCarthy. Upon Mr. Fellows’ election to the Board, Mr. Williams was replaced on the Committee by Mr. Fellows. Dr. Pass replaced Mr. McCarthy in October 2004. The duties of the Audit Committee consists of, among other things, selecting the Company’s independent certified public accountants, approving the services and fees of the independent certified public accountants, assessing the Company’s financial reporting process and internal controls, reviewing the independence of the Company’s certified public accountants, and monitoring lines of communication between directors, financial management and the independent accountants. The Audit Committee met four times during 2003 and has met four times to date in 2004. All of the current members of the Audit Committee are “independent” within the meaning of the listing standards of the Nasdaq Stock Market and each of them is otherwise eligible for service thereon under the rules of the Securities and Exchange Commission (“SEC”). The Board of Directors has determined that George Fellows, Chairman of the Audit Committee, qualifies as an “audit committee financial expert” and is “independent” as defined by the SEC. A copy of the charter of the Audit Committee is attached hereto as Appendix A.

The Corporate Governance Committee was established in June 2003. The Corporate Governance Committee currently consists of Messrs. McCarthy and Pass. The duties of the Committee consist, among other things, of administering a code of business conduct for the Company’s directors, officers and employees, developing and administering corporate governance guidelines, policies and principles applicable to the Company, developing and implementing a legal compliance program for the Company’s employees and directors, and evaluating and monitoring the effectiveness of and compliance with these programs. The Corporate Governance Committee met seven times during 2003 and once to date in 2004. Dr. Pass is “independent” within the meaning of the listing standards of the Nasdaq Stock Market.

The Nominating Committee was established in October 2003. The Nominating Committee currently consists of Messrs. Fellows (Chairman) and Williams and Dr. Pass. Mr. McCarthy stepped down in October 2004 in favor of Dr. Pass. The duties of the Nominating Committee consist, among other things, of identifying individuals qualified to become Board members, selecting, or recommending to the Board, the director nominees for the next Annual General Meeting, selecting, or recommending to the Board, director candidates to fill any vacancies on the Board and receiving proposals for director nominees from beneficial holders of the Company’s Ordinary shares. The Nominating Committee met once during 2003. All of the current members of the Nominating Committee are “independent” within the meaning of the listing standards of the Nasdaq Stock Market. The charter for the Nominating Committee is attached hereto as Appendix B.

All of the members of the Board of Directors are reimbursed for out-of-pocket expenses incurred in their capacity as members of the Board of Directors. Commencing January 2003, Directors not employed by the Company received a quarterly $2,500 cash stipend.

The Company maintains plans for grants of options to purchase Ordinary shares to employees and to consultants and to Directors who are not employees, as described under “Executive Compensation—Stock Option Plans” below. During 2003, certain Directors received stock options for service as non-employee members of the Board of Directors and, in Mr. Williams’ case, service as Vice Chairman of the Board of Directors: Mr. Fellows, 150,000 shares, Mr. McCarthy, 150,000 shares, and Mr. Williams, 250,000 shares.

CORPORATE GOVERNANCE

Independent Directors

The Board has determined that the following directors of the Company (constituting a majority of all directors) are “independent” within the meaning of the listing standards of the Nasdaq Stock Market: Mr. Fellows, Mr. Williams, Dr. Pass and Dr. Thieme.

Communication with Directors

Individuals may submit communications to the Board or to the non-management directors individually or as a group by sending the communications in writing to the attention of the Secretary of the Company at Senetek PLC, 620 Airpark Road, Napa, CA 94558. All communications that relate to matters that are within the scope of responsibilities of the Board and the Committees will be forwarded to the appropriate directors.

Director Nomination Process

The Nominating Committee periodically reviews with the Board the requisite skills and characteristics of new directors, if any, as well as the composition of the Board as a whole. The Nominating Committee makes an assessment of the suitability of candidates for election to the Board, taking into account business experience, independence, and character. The Committee, at this time, does not believe it is necessary or appropriate to adopt specific, minimum objective criteria for director nominees. Shareholders may propose nominees for Board membership for consideration by the Nominating Committee by submitting the nominee’s name, biographical data and qualifications along with the consent of the proposed nominee to the Nominating Committee, Attention: Secretary at Senetek PLC, 620 Airpark Road, Napa, CA 94558. Shareholders who wish to nominate candidates for election to the Board at the next annual meeting of shareholders must adhere to the dates and follow the procedures outlined in “Shareholder Proposals,” above. The Nominating Committee will consider director candidates submitted by shareholders using the same criteria that it uses to select directors for non-shareholder nominees.

Board Meetings and Executive Sessions

Directors are expected to attend each Board meeting, whether in person or by telephone. Management provides all directors with an agenda and appropriate written materials in advance of each meeting. To ensure active and effective participation, directors are expected to arrive at each Board and committee meeting having reviewed the materials for the meeting. The Board regularly meets in executive sessions with only independent directors present.

Executive Officers

Frank J. Massino, Chairman and Chief Executive Officer (see above).

Brad Holsworth, age 44, became Chief Financial Officer of Senetek on March 1, 2003. During January and February 2003 Mr. Holsworth provided consulting services to the Company for which he was compensated $16,000. From 2000 to February 2003, Mr. Holsworth was Chief Financial Officer for WideOrbit Inc. and Prescient Capital LLC, affiliated companies in the media software licensing and money management businesses. From 1999 to 2000, Mr. Holsworth served as Principal for Finance and Accounting of Bank of America Securities. From 1982 to 1999, Mr. Holsworth worked in public accounting, the last 4 years as a partner at BDO Seidman, LLP. Mr. Holsworth served as a director and Chairman of the audit committee for U.S. Home and Garden, a NASDAQ traded company, from 1999 until March 2004 when a merger was consummated. Mr. Holsworth is also a Director of WideOrbit, Inc. Mr. Holsworth holds a B.S. in Accounting from the University of Santa Clara and is a member in good standing with the American Institute of Certified Public Accountants and the California Society of CPA’s.

Wade H. Nichols, age 62, has served as Executive Vice President, Corporate Development, and General Counsel of the Company since April 2003, and prior to that was a Director of the Company from February 2002. Prior to that, Mr. Nichols was employed for 23 years by Revlon, Inc., a global beauty products manufacturer and marketer, retiring from that company as Executive Vice President and Chief Administrative Officer in 2001. Mr. Nichols is an attorney. He received a B.A. degree with honors from Yale College and an LL.B. degree with honors from Columbia Law School.

Stewart Slade, age 55, is non-executive Company Secretary. From January 2003 until May 2004, he served as Vice President for European Operations and Company Secretary. From January 2000 to December 2002, he was the Company’s Acting Principal Financial Officer. From July 1998 to January 2000, Mr. Slade was the Company’s Chief Financial Officer, and from April 1998 to June 1998, the Company’s Chief Accountant. Mr. Slade holds a Bachelor of Science degree in Chemistry from the University of Leeds and is a member of the Institute of Chartered Accounts in England and Wales. For information concerning an agreement between Senetek and Mr. Slade, see “Certain Relationships and Related Transactions” below.

Beneficial Ownership

The following table sets forth information regarding the beneficial ownership of Senetek’s outstanding Ordinary shares as of September 30, 2004 by: (i) all persons known to the Company to be the beneficial owner of more than 5% of the Company’s outstanding Ordinary shares, (ii) each of the Company’s Directors who beneficially owns such shares; (iii) the Company’s Chief Executive Officer; (iv) the Company’s other executive officers; and (v) all executive officers and Directors of Senetek as a group, in each case based solely on information provided to the Senetek by such beneficial owners. Except as indicated by the notes to the following table, the holders listed below have sole voting power and investment power over the shares beneficially held by them. The address of each of the Company’s Directors and executive officers is that of Senetek’s principal executive office, 620 Airpark Road Napa, California 94558.

Name of Beneficial Owner	Number of Shares Beneficially Owned (1)		Percentage of Class (1)
5% Beneficial Owners

Robert T. Tucker	5,016,323	(6)	7.70%

Executive Officers and Directors

Frank J. Massino	3,170,766	(2)(3)	4.97%
Uwe Thieme	280,200	(5)(2)	*
Andreas Tobler	863,701	(2)(3)	1.47%
Stewart Slade	189,000	(2)	*
Franklin Pass	165,766	(2)(3)	*
Wade Nichols	63,872	(3)	*
Kevin McCarthy	216,366	(4)(3)	*
George Fellows	165,766	(3)
Anthony Williams	165,766	(3)	*
Bradley D. Holsworth	51,787	(3)	*
All Directors and Executive Officers a group (10 persons)	5,332,990		8.10%

*	Less than one percent
(1)	For purposes of this table, a person or a group of persons is deemed to have “beneficial ownership” as of a given date of any shares which that person has the right to acquire within 60 days after that date. For purposes of computing the percentage of outstanding shares held by each person or group of persons named above on a given date, any shares which that person or persons has the right to acquire within 60 days after that date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.
(2)	Includes the following number of shares issuable upon exercise of options that are currently exercisable or will become exercisable within 60 days of September 30, 2004: Mr. Massino: 3,050,000; Dr. Thieme: 280,000; Mr. Tobler: 845,000; Mr. Slade: 185,000; Dr. Pass: 150,000;Mr. McCarthy 150,000; Mr. Fellows 150,000; and Mr. Holsworth: 25,000.
(3)	Includes the following number of shares issuable within 60 days from deferred compensation accounts maintained by certain executive officers and directors of the Company pursuant to deferred compensation arrangements entered into by such executive officers and directors with the Company effective January 1, 2004 pursuant to which ten percent of base salary (in the case of the executive officers) or quarterly director fees (in the case of non-employee directors) could be deferred and applied to Ordinary share equivalent units: Mr. Massino: 44,466; Mr. Tobler 8,501; Dr. Pass 15,766; Mr. Nichols 33,872; Mr. McCarthy 15,766; Mr. Fellows 15,766; Mr. Williams 15,766; and Mr. Holsworth: 25,787. No shares under these deferred plans have been issued to date and no shares are issuable under the plans until February 2005, in the absence of the termination of an executive officer’s or director’s service with the Company.
(4)	Includes 6,000 Ordinary shares held as custodian for a minor. Excludes 341,747 shares held by Scorpion Holdings, Inc., issued in respect of investment banking services rendered during 2001, and 273,288 Ordinary shares and exercisable warrants to purchase 9,723,788 Ordinary shares held by entities or individuals for which Scorpion Holdings has acted as an investment advisor.
(5)	Excludes shares held by American Heritage Fund, of which an entity controlled by Heiko Thieme, the brother of Uwe Thieme, serves as lead manager.

(6)	Consists of 165,528 Ordinary shares and exercisable warrants to purchase 4,850,795 Ordinary shares owned by Silver Creek Investments Ltd., Bomoseen Investments Ltd. and Alba Limited. According to an amended Schedule 13D dated September 11, 2003 Mr. Tucker has reported beneficial ownership of the indicated securities solely as a result of the fact that he is a director of each of Silver Creek, Bomoseen and Alba. Mr. Tucker disclaims any beneficial ownership interest in such securities and each of Silver Creek, Bomoseen and Alba disclaim beneficial ownership of the securities held of record by the others. Mr. Tucker’s business address is 61 Purchase Street, Rye, New York 10580.

Compliance With Section 16(a) of the Securities Exchange Act of 1934

Under Section 16(a) of the Securities Exchange Act of 1934, as amended, Senetek’s Directors, executive officers and any persons holding more than 10% of the Company’s equity securities are required to report their ownership of equity securities and any changes in their ownership, on a timely basis, to the SEC. To the Company’s knowledge, based solely on materials provided and representations made to the Company, for the fiscal year ended December 31, 2003, all reports required by Section 16(a) were filed on a timely basis.

Certain Relationships and Related Transactions

During 2003, the Company entered into a month to month consulting agreement with Cherry Tree Development, LLC to act as an advisor related to Company’s licensing of its proprietary sexual dysfunction drug, Invicorp, and its drug delivery system, Reliaject. Cherry Tree Development, LLC, an entity affiliated with board member Dr. Franklin Pass, was compensated a total of $36,000 for its services during 2003.

During January and February 2003 prior to becoming the Company’s Chief Financial Officer, Mr. Holsworth performed consulting services for the Company for which he was paid $16,000 and granted an option to purchase 25,000 Ordinary shares.

The Company has retained certain Directors from time to time to provide consulting services in their areas of expertise. Prior to his resignation from the Board of Directors and his commencement as an employee of the Company, effective April 1, 2003, Wade Nichols received $45,000 in consulting fees in 2003.

During 2003, the Company retained Coudert Brothers LLP to perform certain legal services for the Company for which Coudert Brothers LLP was paid legal fees. Mr. Williams, a Director of the Company, is a partner of Coudert Brothers LLP.

Senetek sued Dr. Uwe Thieme and his brother Heiko Thieme, the lead manager of American Heritage Fund, on August 6, 2003 after receiving information which suggested that the Thieme brothers were soliciting proxies for Senetek’s 2003 Annual General Meeting scheduled for August 7, 2003 in a manner that violated federal securities laws. On August 7, 2003 the federal district court in San Francisco issued an order which, among other things, postponed the Annual General Meeting. Subsequently, Senetek reviewed additional evidence and determined that Heiko Thieme did not commit any material violations of the federal proxy rules and that there was no evidence that Dr. Uwe Thieme had violated any of the federal securities laws. On December 15, 2003, Senetek and the Thieme Brothers entered into a settlement agreement pursuant to which, among other things, the parties released all claims against each other, the Thieme Brothers agreed to abstain from voting at the 2003 Annual General Meeting and from nominating any Directors or soliciting any proxies for the 2003 or 2004 Annual General Meetings, Senetek agreed to pay $65,000 of the Thieme Brothers’ legal expenses in the litigation, and Senetek agreed to nominate Dr. Uwe Thieme for re-election as a Director at the 2004 Annual General Meeting unless a replacement satisfactory to the Thieme Brothers and Senetek’s Nominating Committee had been identified. Dr. Thieme is being nominated for re-election pursuant to such settlement agreement.

Effective June 1, 2004 Senetek and Mr. Tobler entered an agreement in which, among other things, the parties agreed to the termination of Mr. Tobler’s employment agreement with Senetek dated as of October 1, 2002, management of Senetek agreed to recommend to the Nominating Committee that Mr. Tobler be nominated for re-election as a Director at the 2004 Annual Meeting, Mr. Tobler received a grant of options to purchase 150,000 Ordinary shares of Senetek pursuant to Senetek’s Executive Share Scheme for Non-Executive Directors and Consultants in exchange for his release of rights to receive an option to purchase 200,000 Ordinary shares pursuant to the terminated employment agreement, and the parties agreed to enter into a consulting agreement and a finder’s agreement in exchange for his release of rights to one year’s salary as severance under the terminated employment agreement. The consulting agreement provides for Mr. Tobler’s personal consulting services in connection with the disposition of Senetek’s pharmaceutical assets and the development of new dermatological compounds through October 2005, in exchange for a consulting fee of $16,500 per month during the initial six months and $8,250 per month for the remaining 12 months. The finder’s agreement provides that if during the term (which is terminable on 30 days notice by either party after October 2005) or within 12 months after the end of the term the Company enters into a license or similar agreement with a third party introduced to the Company by Mr. Tobler during the term, Mr. Tobler is to be paid five percent of Senetek’s first year revenue from such license or similar agreement, decreasing to 4%, 3%, 2% and 1% in the second, third, fourth and fifth years of such license or similar agreement, respectively.

See also “Executive Compensation—Employment Contracts” for a description of certain relationships with employees of the Company.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth certain information concerning the compensation of the Chief Executive Officer and the four other most highly compensated current or former executive officers of the Company.

	Fiscal Year	Annual Compensation				Long-Term Compensation		All Other Compensation
Name and Principal Position		Salary		Bonus		Options (1)
Frank Massino Chairman and Chief Executive Officer	2003 2002 2001	$ $ $	319,000 290,000 250,000	$	— — 50,000	— 900,000 —		$ $ $	24,847 65,248 12,000	(2) (4) (3)

Stewart Slade Vice President European Operations Acting Principal Financial Officer and Company Secretary	2003 2002 2001	$ $ $	122,580 116,580 116,580		— — —	— 50,000 —		$ $ $	9,133 8,250 8,250	(3) (3) (3)

Andreas Tobler Chief Operating Officer And Managing Director—Europe	2003 2002 2001	$ $	198,000 49,500 —		— — —	— — —		$ $	6,000 141,000 —	(6) (6)

Wade Nichols Executive Vice President, Corporate Development and General Counsel	2003 2002 2001		$173,459 — —		— — —	— 150,000		$ $	50,400 105,200 —	(5) (5)

Brad Holsworth Chief Financial Officer	2003 2002 2001		$150,455 — —		— — —	25,000 — —	(7)		$21,000 — —	(7)

(1)	Options entitle the grantee to purchase Ordinary Shares from Senetek. There is no public trading market for our Ordinary Shares, although there is a trading market in the United States for Ordinary Shares represented by American Depositary Shares. Any subsequent conversion from Ordinary Shares into American Depositary Shares, evidenced by American Depositary Receipts, entails the grantee paying UK Inland Stamp Duty Reserve Tax at 1.5% on the deemed market value or, in certain cases, on the exercise price, of the shares so converted, and a present fee of either $0.03 or $0.02 per Ordinary Share converted into an American Depositary Share, to The Bank of New York, the U.S. Depositary for such conversion.
(2)	Car allowance of $1,000 per month and car expense reimbursement.
(3)	Car allowance.
(4)	Car allowance, car expense reimbursement and payment for accrued but unused vacation.
(5)	Consulting fees of $45,000 in 2003 and $105,000 in 2002 prior to becoming an employee in April 2003. Car allowance of $600 per month commencing with employment.
(6)	Payment for consulting services for the period January 1, 2002 to September 30, 2002 plus $500 per month car allowance commenced October 2002.
(7)	Consulting fees of $16,000 plus an option to purchase 25,000 shares of common stock prior to commencing employment in March 2003. Car allowance of $500 per month commencing with employment.

Employment Contracts

The Company has an employment agreement dated November 1, 1998 with Mr. Massino, as amended effective June 30, 2000, October 31, 2002 and January 1, 2003. The agreement and amendments, which were approved by the Compensation Committee, provide for a perpetual three-year term and an annual salary of $319,000 per annum. The contract also provides for an automobile allowance of $1,000 per month and reimbursement of related automobile operating expenses. Under the agreement, Mr. Massino is entitled to an annual bonus, to be determined by the Compensation Committee, and is eligible to participate in the Company’s management bonus plan, if any. Additionally, the agreement provides for up to three years of additional compensation upon consummation of certain changes of control (as defined below).

The Company had an employment agreement with Mr. Tobler with an effective term commencing October 1, 2002 and ending October 1, 2005. The agreement provided for salary of $198,000 per annum and an automobile allowance of $500 per month. Under the agreement, Mr. Tobler was eligible to participate in the Company’s management bonus plan, if any, and management was required to recommend that Mr. Tobler be issued options to purchase 200,000 Ordinary shares under the No. 1 Plan. Additionally, the agreement provided for up to three years of additional compensation if Mr. Tobler was terminated within 12 months following a change of control (as defined below) that meets certain criteria. Mr. Tobler’s employment was terminated effective June 1, 2004 at which time he entered into a consulting arrangement with the Company. See “Certain Relationships and Related Transactions” above.

The Company has an employment agreement with Mr. Holsworth with an effective term commencing March 1, 2003 and ending April 30, 2005. The agreement provides for salary of $185,000 per annum and an automobile allowance of $500 per month. Under the agreement, Mr. Holsworth is eligible to participate in the Company’s management bonus plan, if any, and management is required to recommend that Mr. Holsworth be issued options to purchase 175,000 Ordinary shares under the No. 1 Plan. Additionally, the agreement provides for up to three years of additional compensation if Mr. Holsworth is terminated within 12 months following a change of control (as defined below) that meets certain criteria.

The Company has an employment agreement with Mr. Nichols with an effective term commencing April 1, 2003 and ending March 30, 2005. The agreement provides for salary of $243,000 per annum and an automobile allowance of $600 per month. Under the agreement, Mr. Nichols is eligible to participate in the Company’s management bonus plan, if any, and management is required to recommend that Mr. Nichols be issued options to purchase 150,000 Ordinary shares under the No. 1 Plan. Additionally, the agreement provides for up to two years of additional compensation if Mr. Nichols is terminated within 12 months following a change of control (as defined below) that meets certain criteria.

For purposes of the employment agreement with Mr. Massino, a “change of control” would include, among other events set forth in that agreement, (i) a sale, lease or transfer of all or substantially all of the Company’s assets, (ii) the adoption by the shareholders of the Company of a plan relating to the liquidation or dissolution of the Company, (iii) a merger or consolidation of the Company or any subsidiary thereof, following which shareholders of the Company immediately prior to such event hold less than 50% of the voting power of the surviving or resulting corporation, (iv) an acquisition by an individual or group of more than 50% of the voting securities of the Company, and (v) a change in the Board of Directors that results in less than a majority of the Board being comprised of directors that have served on the Board of Directors for at least 12 months or who were approved by a majority of the Board at the time of their election or appointment.

For purposes of the employment agreements with Messrs. Holsworth and Nichols a “change of control” would include, among other events set forth in such agreements, (i) a reorganization, merger or consolidation of the Company, a sale of all or substantially all of the Company’s assets, or the adoption by the shareholders of the Company of any plan relating to the liquidation or dissolution of the Company in connection with any such other transaction, following which shareholders of the Company immediately prior to such event hold less than 50% of the voting power of the surviving or resulting corporation; (ii) an acquisition by an individual or group acting in concert of a controlling bloc of the voting securities of the Company; and (iii) a change in the Board of Directors that results in less than a majority of the Board being comprised of directors that have served on the Board of Directors for at least 12 months or who were elected or nominated by a majority of directors that had so served.

Stock Option Plans

The Company maintains two stock option plans pursuant to which options to purchase Ordinary shares may be granted by the Board of Directors. The No. 1 Plan relates to the grant of options to executives, including

Directors who are employed by the Company, and the No. 2 Plan relates to the grant of options to Directors not employed by the Company and consultants. Under the No. 1 Plan, stock options vest at the rate of 25% on the first through the fourth anniversaries of the date of grant. Under the No. 2 Plan options become fully vested on the first anniversary of the date of grant. In all other respects the terms of grants under the plans are identical, and under both plans, the exercise price of these options may not be less than the fair market value of an American Depositary Share on the date of grant.

No options were granted during 2003 to any of the persons named in the Summary Compensation Table.

The following table sets forth information as to options exercised during 2003 and the 2003 year-end values of options held by the persons named in the Summary Compensation Table.

Aggregated Option Exercises During 2003 and Fiscal Year-end Option Values

	Shares Acquired on Exercise	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-Ended 2003		Value of Unexercised In-the-Money Option at Fiscal Year-End 2003
Name			Exercisable	Unexercisable	Exercisable	Unexercisable
F. Massino	—	—	2,837,500	762,500	—	—
S. Slade	—	—	185,000	65,000	—	—
A. Tobler	—	—	845,000	—	—	—
W. Nichols	—	—	150,000	—	—	—
B. Holsworth	—	—	25,000	—	—	—

Compensation Committee Interlocks and Insider Participation

No interlocking relationship exists between any member of the Company’s board of directors or the Company’s compensation committee and any member of the board of directors or compensation committee of any other company, and none of these interlocking relationships have existed in the past.

During 2003 Wade H. Nichols served as a member of the Compensation Committee prior to becoming employed with the Company and resigning as a director in April 2003. Also during 2003 Anthony Williams was chair of the Compensation Committee. As noted in “Certain Relationships and Related Transactions”, Mr. Nichols received $45,000 in consulting fees from the Company in 2003 prior to his resignation from the Board of Directors and Coudert Brothers LLP, a law firm of which Mr. Williams is a partner, was retained by the Company in 2003 to perform legal services for which it was paid.

REPORT OF THE COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION

The Company’s compensation policy is administered by the Compensation Committee.

Currently the Company and its subsidiaries have 11 employees, including one non-executive employee permanently based at the Company’s offices in the United Kingdom and 2 non-executive employees based in Denmark focused on research and development. The Company’s compensation program is designed to complement the Company’s short and long term business strategy by attracting and retaining key executives critical to the Company’s success and establishing appropriate incentives for such executives, including the Company’s Chief Executive Officer, to build the Company’s business and enhance the Company’s profitability. To achieve this, the Compensation Committee intends to develop a compensation program at a level roughly in the second quartile of compensation paid by companies in businesses similar to the Company’s with which the Company must compete for executive talent, including a cash and equity incentive compensation program that will motivate continual improvement in the Company’s financial and business results.

Given its personnel structure and stage of development, it had not, in the past, been practicable for the Company to set up a detailed and integrated compensation philosophy for its executives, nor to specify levels of seniority, areas of responsibility, performance criteria and profitability-related awards.

Typically, executives, including the Company’s Chief Executive Officer, have been awarded fixed term employment agreements. In order to assure continuity of senior management, however, the Compensation Committee approved an amendment to Mr. Massino’s employment agreement when it was amended in late 2002 to provide for a perpetual three-year term. The Company’s current executive employment agreements provide for consideration by the Compensation Committee of discretionary cash bonuses but have no provisions assuring any bonus or any increases in fixed compensation during the terms of the agreements. No bonus was paid to any executive officers, including Mr. Massino, in or with respect to 2003.

FRANKLIN PASS

GEORGE FELLOWS

KEVIN J. McCARTHY

Members of the Compensation Committee

October 15, 2004

REPORT OF THE AUDIT COMMITTEE

The Audit Committee operates pursuant to a written charter adopted by the Board of Directors.

The role of the Audit Committee is to oversee the Company’s financial reporting process on behalf of the Board of Directors, including the selection of the Company’s independent certified public accountants and the approval of services and fees provided by the independent certified public accountants. Management of the Company has the primary responsibility for the Company’s financial statements as well as the Company’s financial reporting process, principles and internal controls. The independent auditors are responsible for performing an audit of the Company’s financial statements and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles.

In this context, the Audit Committee has reviewed and discussed the audited financial statements of the Company as of and for the year ended December 31, 2003 with management and the independent auditors. The Audit Committee has discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. In addition, the Audit Committee has received the written disclosures and the letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and it has discussed with the auditors their independence from the Company. The Audit Committee has also considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.

Based on the reports and discussions described above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2003 for filing with the Securities and Exchange Commission.

GEORGE FELLOWS

KEVIN McCARTHY

UWE THIEME

Members of the Audit Committee

October 15, 2004

PROPOSAL THREE

ACCOUNTS AND REPORTS

The Board of Directors wishes to obtain from the shareholders their approval to receive the Company’s annual accounts for the financial year ended December 31, 2003 together with the last Directors’ report and Auditors’ report on those accounts, and to approve the last Directors’ remuneration report.

The Directors Remuneration Report Regulations (the “Regulations”) came into force in August 2002 and apply to companies incorporated in England whose equity capital is quoted on certain recognized stock exchanges including the Nasdaq Stock Market. The Regulations require the Company to prepare a directors’ remuneration report. The report is approved by the Board of Directors and contains details of individual Directors’ remuneration packages and justification of any compensation packages given in the preceding year. It also sets out details of the Board’s consideration of Directors’ remuneration, the membership of the remuneration committee and a statement of the Company’s future policy on Directors’ pay as well as a Company performance graph. Certain parts of the report are auditable by the Company’s auditors.

The Regulations also require that an ordinary resolution approving the Directors’ Remuneration Report is put to the vote of the members of the Company at the Annual Meeting. The vote on the resolution is advisory only. No aspect of an individual Director’s entitlement to remuneration is conditional upon the resolutions being carried. The director’s remuneration report and annual accounts for the financial year ended December 31, 2003 (prepared in conformity with Companies Act 1985) appear in the Annual Report accompanying this Proxy Statement.

Vote Required

Adoption of Proposal Three requires the affirmative vote of a majority of the holders of Ordinary shares cast in person at the Annual Meeting or, if a poll is taken, the holders of a majority of the Ordinary shares cast in person or by proxy at the Annual Meeting, including those Ordinary shares represented by ADRs.

Adoption of Proposal

The Board of Directors believes that adoption of Proposal Three is in the best interest of the Company and its shareholders and, accordingly, recommends a vote “FOR” the proposal, to allow the Board of Directors to receive the Company’s annual accounts for the financial year ended December 31, 2003 together with the last Directors’ report and Auditors’ report on those accounts, and to approve the last Directors’ remuneration report.

PROPOSAL FOUR

INDEPENDENT AUDITORS

The Board of Directors wishes to obtain from the shareholders their approval for the appointment of BDO Seidman, LLP, as the Company’s independent auditors with respect to its filings made with the SEC for the financial year ending December 31, 2004, and to authorize the Directors (acting through the Audit Committee) to fix their remuneration. The Board of Directors also wishes to obtain from the shareholders their approval for the appointment of BDO Stoy Hayward, BDO Seidman, LLP’s member firm in the United Kingdom, as the Company’s independent auditors with respect to statutory filings required in the United Kingdom for the financial year ending December 31, 2004, and to authorize the Directors (acting through the Audit Committee) to fix their remuneration. BDO Seidman, LLP and BDO Stoy Hayward were first appointed as auditors by the Directors in November 1998. Representatives of BDO Seidman, LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions. If the appointment of BDO Seidman, LLP and BDO Stoy Hayward as the Company’s auditors is approved, the Board will delegate the determination of the audit fees to the Audit Committee. If the appointment of BDO Seidman, LLP and BDO Stoy Hayward is not approved by the shareholders, the adverse vote will be considered a directive to the Board of Directors and the Audit Committee to select other independent certified public accountants to serve as the Company’s auditors for the financial year ending December 31, 2004.

Aggregate fees billed by the Company’s principal accountants, BDO Seidman, LLP and its United Kingdom member firm BDO Stoy Hayward for audit services related to the most recent two fiscal years, and for other professional services billed in the most recent two fiscal years, were as follows:

Type of Service	2003	2002
Audit Fees (1)	$180,000	$224,000
Other Audit-Related Fees (2)	8,000	18,000
Tax Fees (3)	61,000	186,000

Total	$249,000	$428,000

(1)	Audit Fees: This category includes fees for the audit of our annual financial statements, review of the financial statements included in our quarterly reports on Form 10-Q and services that are normally provided by the independent auditors in connection with statutory and regulatory filings or engagements for those fiscal years. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements and statutory audits required by non-U.S. jurisdictions.
(2)	Other-Audit Related Services: This category consists of fees for services primarily related to special royalty audits.
(3)	Tax Fees: This category consists of fees for professional services rendered by BDO Seidman, LLP and BDO Stoy Hayward for United States and United Kingdom tax compliance including tax return preparation, technical tax advice and tax planning.

The Audit Committee has established a policy governing our use of BDO Seidman, LLP and BDO Stoy Hayward (collectively “BDO”) for non-audit services. Under the policy, management may use BDO non-audit services that are permitted under SEC rules and regulations, provided that management obtains the Audit Committee’s approval before such services are rendered. In fiscal 2003, all fees identified above under the captions “Audit Fees”, “Other Audit-Related Fees” and “Tax Fees” that were billed by BDO were approved by the Audit Committee. The Audit Committee has determined the rendering of other professional services for audit related matters, tax compliance and tax advice by BDO is compatible with maintaining their independence.

Vote Required

Adoption of Proposal Four requires the affirmative vote of a majority of the holders of Ordinary shares cast in person at the Annual Meeting or, if a poll is taken, the holders of a majority of the Ordinary shares cast in person or by proxy at the Annual Meeting, including those Ordinary shares represented by ADRs.

Board of Directors Recommendation

The Board of Directors believes that adoption of Proposal Four is in the best interests of the Company and its shareholders and, accordingly, recommends a vote “FOR” the ratification of the appointment of BDO Seidman, LLP and BDO Stoy Hayward as the Company’s auditors for the financial year ending December 31, 2004 and the authorization of the Directors (acting through the Audit Committee) to fix their remuneration.

EXTRAORDINARY GENERAL MEETING

CONSIDERATION OF REPORT ON MAINTENANCE OF CAPITAL

Section 142 of the Companies Act 1985 provides that if the net assets of a English public company are half or less of its called-up share capital, the company shall convene an extraordinary general meeting for the purpose of considering whether any steps, and if so, what steps should be taken to deal with the situation

The Company’s financial statements prepared in accordance with United Kingdom Accounting Standards (UK GAAP) for the year ended December 31, 2003, which were completed and approved by the Board of Directors on July 15, 2004, reflect net assets as of December 31, 2003 of negative $(3,799,000), which is less than half of the called-up share capital as of December 31, 2003 of $4,763,000 reflected on such financial statements. The Company’s financial statements prepared in accordance with applicable English accounting standards for the prior year reflected net assets as of December 31, 2002 of negative $(661,000), which also was less than half of the called-up share capital as of December 31, 2002 of $4,763,000, and the Company anticipates that although its net assets as of December 31, 2004 are expected to exceed those as of December 31, 2003, they will be less than half of its called up share capital as of that date, unless the Company undertakes an equity financing or a business combination.

The following is the report of the Board of Directors of steps taken and to be taken to deal with the Company’s net assets being less than half of called-up share capital.

Analysis of Financial Results

Until the year 2001, the Company incurred losses each year, principally reflecting expenses incurred to develop its erectile dysfunction and drug autoinjector technologies and the absence of significant revenue from other product sales and licensing. Actions taken by the Company to commercialize its patented Kinetin active ingredient for skin care and dermatological application and to discontinue non-core business and reduce administrative expense resulted in profits for 2001 and 2002, which increased its assets to the negative $(661,000) as of December 31, 2002. The Company incurred a significant loss, however, in 2003, which reduced December 31, 2003 net assets to the negative $(3,799,000) described above (as determined in accordance with UK GAAP). This loss resulted primarily from one-time expenses, extraordinary non-cash accounting charges, and non-recurring reductions in royalty revenue all occurring in 2003, including principally the following:

•	$1.5 million of non-recurring legal fees related to three legal proceedings initiated by the Company;

•	$400,000 of one-time product development expense related to the launch of the Company’s eight-product Kinetin Plus Age Defiant® skin care collection;

•	$963,000 of non-cash interest expense, including $197,000 related to a September 2003 debt refinancing; and

•	$1.8 million in reduced royalty revenues from one licensee compared to 2002, reflecting discontinuance of its line of Kinetin skin care products by certain of its retail accounts.

Steps Taken or To be Taken

Although the cash and non-cash expenses described above depleted the Company’s assets as of year end 2003, the Company believes that the circumstances and actions that produced these expenses have contributed positively to the Company’s results to date in 2004 and will contribute to the long-term financial strength of the Company:

•

The legal expenses were incurred in bringing lawsuits against a former licensee that had misappropriated trade secrets and foreclosed additional Kinetin licensing opportunities in Japan (the world’s second largest skin care market), against a former contract manufacturer for non-performance of a supply agreement for the Company’s Invicorp® erectile dysfunction medication, and against persons who appeared to be implicated in federal proxy rule violations in connection with the Company’s 2003 Annual

General Meeting. All three litigations have now been successfully settled for net payments to the Company of $1,680,000 to date in 2004, and the licensee settlement should facilitate the Company’s re-entry into Japan.

•	The product development expenses incurred produced a clinically-proven, unique line of proprietary skin care products which the Company is currently negotiating with several prospective licensees to sell in different markets and channels of trade, and which certain current licensees have added to their Kinetin product portfolios.

•	The non-cash interest expense was the result of the Company’s decision to strengthen its balance sheet through a $2.5 million (33%) reduction in outstanding debt, which produced annual cash interest savings of some $200,000.

•	And while the Company did not voluntarily incur the $1.8 million reduction in royalty revenue, it appears that this licensee’s Kinetin product sales have essentially stabilized, the Company and the licensee have negotiated an amendment to its license under which the licensee relinquished exclusivity in the global mass market in exchange for a one percentage point reduction in certain future royalties, and the Company is actively pursuing additional Kinetin licenses for the mass market (which is the largest channel of distribution for skin care products), as described below.

Meanwhile, as previously reported, during 2004 to date the Company has taken the following steps to increase its ratio of net assets to called-up share capital:

•	The Company entered into a series of new agreements with its key Kinetin licensee, Valeant Pharmaceuticals International, under which the Company received $5 million of unrestricted funding for development of new dermatologically active compounds, expanded Valeant’s Kinetin license rights from the ethical/physician channel of trade to the prestige, mass market and other new channels of trade, and granted Valeant an option for an exclusive global license to the Company’s proprietary compound Zeatin.

•	The Company is actively negotiating a number of new license agreements to broaden the territories and classes of trade in which Kinetin and Kinetin-combination skin care products are offered to the public.

•	The Company entered into an agreement with Ardana Bioscience Ltd. for it to assume all responsibility and costs for completing pan-European regulatory approval of Invicorp® and to manufacture and market Invicorp throughout Europe in return for milestone payments and royalties to the Company.

•	The Company is negotiating an agreement with a U.S. specialty pharmaceutical company to purchase the equipment to produce the Company’s proprietary Reliaject® autoinjector device and manufacture and market Reliaject worldwide in return for milestone payments and royalties to the Company.

While an equity financing could increase the Company’s net assets to in excess of half of its called-up share capital, the Board of Directors made the judgment that a financing at the currently depressed prices of the Company’s securities would not be in the shareholders best interest. The Company does, however, intend to hold itself ready for an equity financing as soon as its securities return to a fair valuation. In addition, the Company has retained an investment banking firm to assist the Company in identifying and executing synergistic product and business acquisitions to build the Company’s critical mass and technology portfolio, which also could have the effect of increasing net assets to in excess of half of called-up share capital.

Absent an equity financing or business combination, the Company anticipates that its net assets as of year end 2004 will still be less than half of its called-up share capital, but expects that the steps described above will return the Company to in excess of a 1:2 ratio of net assets to called-up share capital during 2005, although no assurance can made in this regard.

No Vote Required

No formal action by shareholders is provided for by Companies Act Section 142 or is proposed by the Board of Directors. The Board of Directors invites appropriate discussion of the foregoing at the Extraordinary General Meeting.

PERFORMANCE GRAPH

The following graph reflects a comparison of the total cumulative return of the Company’s Ordinary shares (in ADR form) with the cumulative total return of the Nasdaq Health Services Stocks index and the Nasdaq (US and Foreign Companies) Stock Market index from December 31, 1998 through September 30, 2004. The comparisons in the table are required by the SEC and are not intended to represent a forecast or to provide any opinion regarding the possible future performance of the Company’s shares. The Company’s shares were delisted from the Nasdaq Small Cap Market effective November 10, 2004 and now trade on the over-the-counter Bulletin Board under the symbol SNTKY.

Return Performance for Years Ended December 31, 1998 to December 31, 2003, and for the Nine Months Ended September 30, 2004 Inclusive

(Base Year December 31, 1998)

COMPARISON OF 69 MONTH CUMULATIVE TOTAL RETURN*

AMONG SENETEK PLC, THE NASDAQ STOCK MARKET (U.S. & FOREIGN) INDEX

AND THE NASDAQ HEALTH SERVICES INDEX

*$100	invested on 12/31/98 in stock or index-including reinvestment of dividends.
Fiscal	year ending September 30.

OTHER MATTERS

At the time of the preparation of this Proxy Statement, the Board of Directors knows of no other matter which will be acted upon at the Annual Meeting or the Extraordinary General Meeting. If any other matters are presented properly for action at the Annual Meeting or the Extraordinary Meeting or at any postponement or adjournment thereof, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders, insofar as such proxies are not limited to the contrary.

Annual Report on Form 10-K

SHAREHOLDERS MAY OBTAIN ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K AS FILED WITH SEC WITHOUT CHARGE BY WRITING TO THE COMPANY AT 620 AIRPARK ROAD, NAPA, CALIFORNIA 94558, USA.

By Order of the Board of Directors

STEWART SLADE

Stewart Slade

Secretary

November 12, 2004

APPENDIX A

SENETEK PLC

Audit Committee Charter

Purpose

The purpose of the Audit Committee (the “Committee”) is to provide assistance to the Board of Directors (the “Board”) of Senetek PLC (the “Company”) in fulfilling the Board’s oversight responsibilities regarding the Company’s accounting and system of internal controls, the quality and integrity of the Company’s financial reports and the independence and performance of the Company’s independent auditors. In so doing, the Committee should endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board, the independent auditors and management of the Company.

Membership and Structure

1. Number and Qualifications. The Committee shall consist of no fewer than three members of the Board each of whom (i) is “independent” under Rule 4200(a)(15) of the rules of the Nasdaq Stock Market, Inc. (“Nasdaq”) and the Sarbanes-Oxley Act of 2002, and rules promulgated thereunder (including Rule 10A-3(b)(1)), (ii) does not accept any consulting, advisory or other compensatory fee from the Company other than in his or her capacity as a member of the Board or any committee of the Board, and (iii) is not an “affiliate” of the Company or any subsidiary of the Company, as such term is defined in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Act”). At least one member of the Committee shall qualify as a “financial expert” as such term is defined in Section 401(e) of Regulation S-K.

Notwithstanding clause (i) above, one director who is not independent as defined in Rule 4200(a)(15) but who meets the criteria set forth under Section 10A(m)(3) and the rules thereunder and who is not a current officer or employee of the Company (or a family member of an officer or employee) may be appointed to serve on the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership on the Committee is required by the best interests of the Company and its shareholders. A member appointed under this exception may not serve longer than two years and may not chair the Committee.

2. Appointment. The members of the Committee shall be appointed by the Board and shall serve at the discretion of the Board and may be removed by the Board from the Committee, with or without cause.

3. Chair. The Committee shall have a Chair who shall be elected by a majority vote of the members of the Committee unless the full Board has appointed a Chair for the Committee.

4. Compensation. The compensation of Audit Committee members shall be as determined by the Board. No member of the Audit Committee may receive, directly or indirectly, any consulting, advisory or other compensatory fee from the Company or any of its subsidiaries, other than fees paid in his or her capacity as a member of the Board of Directors or any Committee thereof.

Committee Duties and Responsibilities

The Committee shall have the following duties and responsibilities:

1.	With respect to the independent auditors:

(i)	Be directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditors which firm shall report directly to the Committee (including resolution of disagreements between management and the independent auditors regarding financial reporting) for the purpose of preparing the audit of the Company’s financial statements for each fiscal year.

(ii)	Be directly responsible for the appointment, compensation, retention and oversight of the work of any other registered public accounting firm engaged for the purpose of preparing or issuing an audit report or to perform audit, review or attestation services, which firm shall also report directly to the Committee.

(iii)	Meet with the independent auditors and management to review the scope of the proposed audit for the current year and the audit procedures to be used, the staffing for such audit and the proposed compensation and, for each fiscal year, to review the results of such audit, including any comments or recommendations of the independent auditors arising from the audit.

(iv)	Pre-approve or adopt appropriate procedures to pre-approve, all audit and non-audit services.

(v)	At least annually, obtain and review a formal written statement from the independent auditors (the “Auditor’s Statement”) describing (a) the independent auditors’ internal quality control procedures and (b) any material issues raised by the most recent internal quality control review, or peer review, of the independent auditors, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the independent auditors, and any steps taken to deal with any such issues. The Committee shall review the nature and scope of other professional services provided to the Company by the independent auditors and consider their relationship to the auditors’ objectivity and independence. The Committee shall be satisfied as to the independence of the independent auditors.

(vi)	Obtain and review, on a timely basis, a report from the independent auditors in connection with any audit relating to the Company’s annual audited financial statements which describes (a) all critical accounting policies and practices used, (b) all alternative treatments within generally accepted accounting principles for policies and practices related to material items that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors, and (c) any material written communications between the independent auditors and management, such as any management letter or schedule of unadjusted differences.

(vii)	Discuss with management the timing and process for implementing the rotation of the lead audit partner, for the concurring partner and any other active audit engagement team partner and consider whether there should be a regular rotation of the audit firm itself.

(viii)	Obtain annually from the independent auditors a written statement of the fees billed for the account of the Company in each of the last two fiscal years for (i) the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q; (ii) other services that are reasonably related to the audit or review of the Company’s financial statements; (iii) tax compliance, tax advice and tax planning services; and (iv) all other products and services rendered by the independent auditors.

2.	With respect to accounting principles and policies, financial reporting and internal audit control over financial reporting:

(i)	Advise management, the internal auditing department and the independent auditors that they are expected to provide the Committee a timely analysis of significant issues and practices relating to accounting principles and policies, financial reporting and internal control over financial reporting.

(ii)	Discuss with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (“SAS 61”) (as codified by AU Section 380), relating to the conduct of the audit and to consider any reports or communications (and management’s and/or the internal audit department’s responses thereto) submitted to the Committee by the independent auditors required by or referred to in SAS 61.

(iii)	Meet with management, the independent auditors and, if appropriate, the director of internal auditing to discuss: (a) the scope of the annual audit, (b) the annual audited financial statements and quarterly financial statements, (c) any significant matters arising from any audit, (d) any difficulties with independent auditors encountered in the course of their audit, including (without limitation) any significant disagreement with management, (e) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors and (f) any major issues regarding accounting principles and financial statement presentations relating to the Company’s financial statements.

(iv)	Inquire of management, particularly the chief executive officer and chief financial officer concerning any significant deficiencies or material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting.

(v)	Obtain from the independent auditors assurances that the audit was conducted in a manner consistent with Section 10A of the Act.

(vi)	Discuss with the General Counsel any significant legal, compliance or regulatory matters that may have a material effect of the financial statements or the Company’s business, financial statements or compliance policies, including material notices to or inquiries received from governmental agencies.

(vii)	Establish procedures for complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and for the confidential, anonymous submission (including, but not limited to, submission through the Company’s website) by the Company and Company employees to members of the Committee, of concerns regarding accounting or auditing matters.

(viii)	Review and discuss any reports concerning material violations submitted to it by Company attorneys or outside counsel pursuant to the SEC attorney professional responsibility rules or otherwise.

3.	With respect to other matters:

(i)	Establish hiring policies for employees or former employees of the independent auditors who were engaged on the Company’s account.

(ii)	Prepare any report or other disclosures, including any recommendation of the Committee, required by the rules of the SEC to be included in the Company’s annual proxy statement.

(iii)	Review and approve all related party transactions, as defined by SEC Regulation S-K, Item 404(a).

(iv)	Review and approve (a) any change or waiver in the Company’s code of ethics for senior financial officers and (b) any disclosure made on Form 8-K regarding such regarding such change or waiver of the Company.

(v)	Obtain the Board’s approval of this Charter and review and reassess this Charter as conditions dictate and, in any event, no less frequently than once per year.

(vi)	Review the Committee’s own performance annually.

(vii)	Perform any other activities consistent with this Charter, the Company’s constituent instruments and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Committee Organization and Procedures

1. The Committee shall have the authority to establish its own rules and procedures consistent with the constituent instruments of the Company for notice and the conduct of its meetings, should the Committee, in its discretion, deem it desirable to do so.

2. The Committee shall meet at least four times in each fiscal year, and more frequently as the Committee in its discretion deems desirable. The Committee may also act by unanimous written consent of its members.

3. The Committee may, in its discretion, delegate to one or more of its members the authority to pre-approve any audit or non-audit services to be performed by the independent auditors, provided that any such approvals are represented to the Committee at its next scheduled meeting.

4. The Committee shall submit minutes of all meetings of the Audit Committee to, or report on the matters discussed at each committee meeting with, the Board.

5. The Committee may, in its discretion, include in its meetings members of the Company’s management, representatives of the independent auditor, the senior internal audit manager and other personnel employed or retained by the Company. The Committee may meet with the independent auditor or the senior internal audit manager in separate executive sessions to discuss any matters that the Committee believes should be addressed privately, without management’s presence. The Committee may likewise meet privately with management, as it deems appropriate.

Resources and Authority

6. The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate and approve the fees and other retention terms of special or independent counsel, accountants or other experts and advisors, as it deems necessary or appropriate, without seeking approval of the Board or management.

7. The Company shall provide for appropriate funding, as determined by the Audit Committee, in its capacity as a committee of the Board, for payment of:

(i)	Compensation to the independent auditors and any other public accounting firm engaged for the purpose of preparing or issuing an audit report or performing other audit, review or attestation services for the Company.

(ii)	Compensation of any advisers employed by the Committee.

(iii)	Ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties.

APPENDIX B

SENETEK PLC

Nominating Committee Charter

I.	Purpose

The purpose of the Nominating Committee (the “Committee”) is to assist the Board of Directors (the “Board”) of Senetek PLC (the “Company”) with the Board’s responsibilities regarding:

(i)	the identification of individuals qualified to become Board members;

(ii)	the selection, or recommendation that the Board select, the director nominees for the next annual meeting of shareholders;

(iii)	the selection, or recommendation that the Board select, director candidates to fill any vacancies on the Board; and

(iv)	the other Goals and Responsibilities referred to herein.

In so doing, the Committee will endeavor to maintain free and open means of communication between the members of the Committee, other members of the Board and Board Committees, and management of the Company.

II.	Committee Composition and Member Qualifications

The Committee will be composed of not less than three (3) directors, each of whom, in the business judgment of the Board, has experience that would be valuable to providing broad direction to the Board on matters related to corporate governance, and will be appointed by action of the Board and shall serve at the discretion of the Board. Each member of the Committee will also satisfy the “independence” requirements of the Nasdaq Stock Market, any other applicable self-regulatory or regulatory requirements, and any applicable requirements of the Company’s Corporate Governance Guidelines. Notwithstanding the immediately previous sentence, one director who is not independent as defined in Rule 4200(a)(15) and who is not a current officer or employee of the Company (or a family member of an officer or employee) may be appointed to serve on the Committee if the Board, under exceptional and limited circumstances, determines that such individual’s membership on the Committee is required by the best interests of the Company and its shareholders. A member appointed under this exception may not serve longer than two years. The General Counsel of the Company or such other officer as is designated by the Board to do so will provide any member of the Committee with a copy of such current “independence” requirements.

III.	Organization and Procedures

The Board or, failing that, the Committee, shall appoint from among the members of the Committee a Chairman of the Committee. The Chairman (or in his or her absence, a member designated by the Chairman) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with any provisions of the Company’s Memorandum and Articles of Association that are applicable to the Committee. The Committee shall meet at least once during each fiscal quarter and more frequently as the Board or the Committee deems desirable. The Committee shall produce minutes of all meetings.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee but may not vote and shall not participate in any discussion or deliberation unless invited to do so by the Committee. The Committee may, at its discretion, include in its meetings members of the Company’s management or any other personnel employed or retained by the Company or any other persons whose presence the Committee believes to be necessary or appropriate. Notwithstanding the foregoing, the Committee may also exclude from its meetings any persons it deems appropriate, including, but not limited to, any non-management director who is not a member of the Committee.

The Committee may form and delegate authority to subcommittees when appropriate; provided, that any such subcommittee must be comprised solely of a member or members of the Committee and must produce minutes of its meetings.

IV.	Goals and Responsibilities

The goals and responsibilities of the Committee are to:

•	assist in the recruiting of directors, including evaluation of executives recruited or promoted to positions eligible for Board membership;

•	recommend to the Board (as soon as is reasonably practicable after a vacancy arises or a director advises the Board of his or her intention to resign) new directors for election by the shareholders or by appointment by the Board to fill vacancies, in compliance with the selection criteria outlined below; provided, however, that if the Company is legally required by contract or otherwise to provide third parties with the ability to nominate directors (for example, senior note holders entitled to nominate directors), then the selection and nomination of such directors need not be subject to this process;

•	receive proposals for director nominees from beneficial holders of the Company’s shares;

•	annually review the performance of individual directors and evaluate the nomination for re-election of current directors;

•	evaluate and recommend termination of individual directors (in accordance with the Company’s Memorandum and Articles of Association, this Charter and the charters of the Company’s other committees), for cause or other appropriate reasons;

•	establish director retirement policies;

•	recommend to the Corporate Governance Committee the membership composition of the Board committees, including the size of Board committees;

•	oversee, by providing written criteria for, the Board’s annual review of the performance of the Board (including its composition and organization) and an annual review of management, and make appropriate recommendations to the Board for improving performance;

•	review the outside activities of corporate officers;

•	review proposed relationships with directors that may diminish their effectiveness or be inconsistent with the criteria for Board selection provided herein;

•	review and make recommendations to the Board with respect to arrangements, for compensation or otherwise, between directors or organizations with which they are affiliated and the Company;

•	annually review the performance of the Committee; and

•	periodically report to the Board on its findings and actions.

V.	Board Member Selection Criteria

The Committee shall consider the following criteria, among others, in recommending candidates for election to the Board:

•	experience in corporate governance, such as past experience as an officer or director of one or more publicly held companies;

•	experience in and/or relationships within the Company’s industry or industries with which the Company deals or proposes to deal;

•	academic or professional expertise in an area important to the Company’s operations, including expertise relevant to membership in specific Board committees such as the Audit Committee;

•	except in the case of any management members considered for Board membership, the absence of relationships with the Company that might reasonably compromise independence of judgment in discharging the responsibilities of Board membership; and

•	business or professional standing that will add to the Board’s stature, and a reputation for high moral and ethical standards.

In recommending directors for appointment or election to fill vacancies on the Board, it shall be a primary objective of the Committee to assure that there is an orderly transition to a Board that satisfies the independence requirements of the Nasdaq Stock Market.

VI.	Committee Resources

The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

SENETEK PLC

Instructions to The Bank of New York, as Depositary

(Must be received prior to the close of business on December 3, 2004)

The undersigned registered holder of American Depositary Receipts of Senetek PLC acknowledges receipt of a copy of the Annual Report and the Proxy Statement and hereby requests and instructs The Bank of New York, as Depositary, revoking any instructions previously given, to endeavor, in so far as practicable, to vote or cause to be voted the amount of shares or other Deposited Securities represented by such Receipts of Senetek PLC registered in the name of the undersigned on the books of the Depositary as of the close of business October 29, 2004, at the Annual Meeting of the Shareholders of Senetek PLC to be held at the Napa Valley Marriott Hotel, 3425 Solano Avenue, Napa, California at 10:00 a.m. Pacific Standard Time, on December 10, 2004, and at any adjournment or postponement thereof, to appoint Mr. Bradley Holsworth and Mr. David Anderson, and each of them, as proxies, each with full power of substitution, and to authorize him to represent and to vote all of the Deposited Securities represented by such Receipts, in the manner indicated on the reverse side of this voting instruction card, and in their discretion on such other matters as may properly be presented at the Meeting and any adjournment or postponement thereof of which the Company was not aware at least 45 days prior to the mailing of this proxy statement to shareholders.

THESE VOTING INSTRUCTIONS ARE SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. IF THE VOTING INSTRUCTION CARD IS PROPERLY EXECUTED, THE BANK OF NEW YORK, AS DEPOSITARY, WILL VOTE THE DEPOSITED SECURITIES AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, THE DEPOSITED SECURITIES WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS LISTED ON THIS VOTING INSTRUCTION CARD AND FOR ITEMS 3 AND 4. THE DEPOSITED SECURITIES WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS, WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OF WHICH THE COMPANY WAS NOT AWARE AT LEAST 45 DAYS PRIOR TO THE MAILING OF THE PROXY STATEMENT TO SHAREHOLDERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ON THIS VOTING INSTRUCTION CARD AND FOR THE APPROVAL OF ITEMS 3 AND 4.

NOTE:

Please direct the Depositary how it is to vote by placing an X in the appropriate box opposite the description of the matter or resolution on the voting instruction card.

SENETEK PLC

P.O. BOX 11296

NEW YORK, N.Y. 10203-0296

To change your address, please mark this box.    ☐    Address

To include any comments, please mark this box.    ☐    Comments

Please complete and date this voting instruction card on the reverse side and return it promptly in the accompanying envelope.

* DETACH VOTING INSTRUCTION CARD HERE *

☐ Mark, sign, date and return the voting instruction card promptly using the enclosed envelope.	☐ Votes must be indicated in black or blue ink.

ORDINARY BUSINESS
		For	Against	Abstain
1.	To re-elect Uwe Thieme as a Director.	☐	☐	☐

2.	To re-elect Andreas Tobler as a Director.	☐	☐	☐

3.	To receive Senetek Plc’s annual accounts for the financial year ended December 31, 2003 together with the last directors’ report and auditors’ report on those accounts, and to approve the last directors’ remuneration report.	☐	☐	☐

4.	To appoint BDO Seidman, LLP and BDO Stoy Hayward as the Company’s independent auditors for the financial year ending December 31, 2004 at a remuneration to be determined by the directors.	☐	☐	☐

SCAN LINE

The Voting Instruction must be signed by the person in whose name the relevant Receipt is registered on the books of the Depositary. In the case of a Corporation, the Voting Instruction must be executed by a duly authorized Officer or Attorney.

Date	Share Owner sign here	Co-Owner sign here

SENETEK PLC

Form of Proxy

This proxy is solicited on behalf of the Board of Directors

I/We
BLOCK CAPITALS
of
ADDRESS

Being (a) member(s) of the above named Company, acknowledge receipt of a copy of the Annual Report and the Proxy Statement and, revoking any proxy previously given, hereby appoint Mr. Bradley Holsworth and Mr. David Anderson, and each of them, as proxies, each with full power of substitution, and hereby authorize each of them to represent and to vote, in the manner indicated on the reverse side of this proxy card, all of the Ordinary shares of Senetek PLC held of record by the undersigned at the Annual General Meeting to be held on December 10, 2004 at 10:00 a.m. local time at the Napa Valley Marriott Hotel, 3425 Solano Avenue, Napa, California and at any adjournment or postponement thereof.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS INDICATED, IT WILL BE VOTED FOR THE NOMINEES FOR DIRECTORS LISTED ON THIS PROXY CARD AND FOR ITEMS 3 AND 4. THIS PROXY WILL ALSO BE VOTED IN THE DISCRETION OF THE PROXY HOLDERS WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF OF WHICH THE COMPANY WAS NOT AWARE AT LEAST 45 DAYS PRIOR TO THE MAILING OF THE PROXY STATEMENT TO SHAREHOLDERS.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES FOR DIRECTORS LISTED ON THIS PROXY CARD AND FOR THE APPROVAL OF ITEMS 3 AND 4.

Mark, sign, date and return the proxy card promptly using the enclosed envelope.

ORDINARY BUSINESS

	FOR	AGAINST	ABSTAIN
1 To re-elect Uwe Thieme as a Director.	☐	☐	☐

2 To re-elect Andreas Tobler as a Director.	☐	☐	☐

3       To receive the Company’s annual accounts for the financial year ended December 31, 2003 together with the last director’s report and auditors’ report on those accounts, and to approve the last directors’ remuneration report.

	☐	☐	☐

4 To appoint BDO Seidman, LLP and BDO Stoy Hayward as the Company’s independent auditors for the financial year ending December 31, 2004 at a remuneration to be determined by the directors.	☐	☐	☐

Date                                                                                        , 2004

NOTES:

1	Please indicate with an “X” in the appropriate space how you wish your votes to be cast.

2	In the case of a corporation this proxy must be under the Common Seal or under the hand of a duly authorised officer or attorney whose designation must be stated.

3	In the case of joint holders the vote of the senior who tenders a vote whether in person or by proxy will be accepted to the exclusion of the votes of the other joint holders, and for this purpose seniority shall be determined by the order of which names stand in the Register of Members.

4	This proxy must reach the address of the Company’s registered office (a stamped addressed envelope is supplied) by not less than 48 hours before the Annual Meeting.

Please use black or blue ink, and write legibly in block capitals.